Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

BRAG HOUSE HOLDINGS, INC.

Brag House Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: That the Corporation’s Certificate of Incorporation, as amended, is hereby amended to delete Section 1 in its entirety and replace it with the following:

1. The name of the corporation is House of Doge Inc. (the “Corporation”).

SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Section 242 of the DGCL, adopted resolutions authorizing and approving this Certificate of Amendment.

THIRD: This Certificate of Amendment to the Certificate of Incorporation shall be effective upon filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 30th day of June, 2026.

BRAG HOUSE HOLDINGS, INC.

By:	/s/ Lavell Juan Malloy, II
Name:	Lavell Juan Malloy, II
Title:	Chief Executive Officer